NEWS RELEASE

Transcat, Inc. • 35 Vantage Point Drive • Rochester, NY 14624 • 585-352-7777

Transcat Announces CEO Succession Plan

Lee D. Rudow to Retire as CEO and Director in March 2026 and Remain
Strategic Advisor to the Company Until 2027

Reiterates Positive Outlook for FY2026

ROCHESTER, NY – August 25, 2025 – Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), a leader in test measurement, control and calibration, today announced that Chief Executive Officer Lee D. Rudow has informed the Board of his plans to retire as CEO. To ensure a smooth leadership transition, Rudow will continue to serve in his current role until March 2026 and following the appointment of a new CEO, Rudow will transition to an advisory role to provide guidance and continuity for the Company.

The Board has formed a Search Committee to identify and evaluate internal and external candidates for Transcat’s next CEO, and the search is already underway.

“On behalf of everyone at Transcat, I want to extend our deep gratitude to Lee for his invaluable contributions throughout 14 years of service to the Company, including more than a decade as CEO,” said Chairman of the Board Gary Haseley. “Thanks to his exceptional leadership and unwavering determination, Lee and his team have delivered unprecedented growth and transformative acquisitions during his tenure that we believe position us for a very bright future. Lee also selected and mentored our outstanding management team, and I have the utmost confidence they will continue driving our strategy to take the Company to the next level.”

Lee D. Rudow, CEO of Transcat, commented, “It has been a great honor for me to have the opportunity to lead Transcat and be a part of building an incredible organization that is the leading force in test measurement, control and calibration across North America. I am immensely proud of what we have accomplished together, and the time is right for me to pass the baton after 40 years in the calibration industry. Transcat has great opportunities ahead as evidenced by our recent strong financial performance, expanded balance sheet and track-record of executing transformative acquisitions. I am certain that this is the strongest team we have ever assembled, at all levels of the organization, and I know they will leverage our amazing past and blaze the trail to an even better future. I look forward to working with the Board and management team to ensure a smooth transition.”

Tom Barbato, Transcat’s Chief Financial Officer, added, “Transcat has delivered very solid financial performance to date this year, and our acquisitions of Martin Calibration and Essco in less than twelve months demonstrate the strength and focus of this team, and their commitment to executing our strategy. The fact that these premier calibration labs chose to join Transcat is a testament to the strength of our brand and their belief in our collective future. Given our expanded balance sheet and diversified portfolio, we are well-positioned to capture increased market share and remain confident we will return to high single-digit Service organic revenue growth in the second half of fiscal 2026.”

“Consistent with our ongoing succession planning, we are committed to a thorough and timely search for the next CEO while remaining focused on delivering value for all our stakeholders. We believe Lee’s continued leadership ensures we won’t miss a beat and positions us well for this important transition.” concluded Haseley.

About Transcat

Transcat, Inc. is a leading provider of accredited calibration, reliability, maintenance optimization, quality and compliance, validation, Computerized Maintenance Management System (CMMS), and pipette services. The Company is focused on providing best-in-class services and products to highly regulated industries, particularly the Life Science industry, which includes pharmaceutical, biotechnology, medical device, and other FDA-regulated businesses, as well as aerospace and defense, and energy and utilities. Transcat provides periodic on-site services, mobile calibration services, pickup and delivery, in-house services at Calibration Service Centers strategically located across the United States, Puerto Rico, Canada, and Ireland. In addition, Transcat operates calibration labs in imbedded customer-site locations. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor that markets, sells and rents new and used national and proprietary brand instruments to customers primarily in North America. The Company believes its combined Service and Distribution segment offerings, experience, technical expertise, and integrity create a unique and compelling value proposition for its customers.

Transcat’s strategy is to leverage its strong brand and unique value proposition that includes its comprehensive instrument service capabilities, Cost, Control and Optimizations services, and leading distribution platform to drive organic sales growth. The Company will also look to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model. More information about Transcat can be found at: Transcat.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties, and assumptions. Forward-looking statements relate to expectations, estimates, beliefs, assumptions, and predictions of future events and are identified by words such as “anticipate,” “believe,” “expect,” “look forward,” “may,” “outlook,” “plan,” “should,” “will,” and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the leadership transition and the Company’s growth strategy, expected financial results, and outlook are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include those more fully described under the heading “Risk Factors” in Transcat’s reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 29, 2025. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this news release, whether as the result of new information, future events or otherwise.

Investor Relations

Chris Tyson

Executive Vice President

MZ Group - MZ North America Phone: (949) 491-8235

TRNS@mzgroup.us

www.mzgroup.us